Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q1 2015 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 30, 2015 / 01:00PM GMT

OVERVIEW:

FCN reported 1Q15 revenues of $432.3m and fully-diluted GAAP EPS of $0.57. Co. expects 2015 EPS to be $1.95-2.20.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting - Head of IR

Steve Gunby FTI Consulting - President & CEO

David Johnson FTI Consulting - CFO

CONFERENCE CALL PARTICIPANTS

Paul Ginocchio Deutsche Bank - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Tim McHugh William Blair & Company - Analyst

David Gold Sidoti & Company - Analyst

Jerry Herman Stifel Nicolaus - Analyst

Randy Reece Avondale Partners - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting first-quarter 2015 earnings conference call. As a reminder, today’s call is being recorded. And now, for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Head of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting - Head of IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s first quarter of 2015 results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and forward-looking information in our most recent Form 10-K, and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share and adjusted net income. For a discussion of these and other non-GAAP financial measures, as well as a reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning.

Lastly, there are two items that have been posted to our investor relations website this morning for your reference. These include a quarterly earnings call presentation that we will refer to during this morning’s call and an Excel and PDF of our historical financial and operating data, which has been updated to include our first quarter of 2015 results.

With these formalities out of the way, I am joined today by Steve Gunby, our President and Chief Executive Officer; and David Johnson, our Chief Financial Officer. At this time, I will turn our call over to our President and Chief Executive Officer, Steve Gunby.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting - President & CEO

Thank you, Mollie, and welcome, everyone, to today’s call. I know many of you are interested in a detailed version of our first-quarter results, which David typically gives you. So I’ll turn the call over to him in a moment.

But maybe, I can take a few moments upfront to frame the discussion, and then I’ll come back with David afterwards to open the floor for questions. Our earnings of $0.57 a share in the first quarter is, obviously, a good number. It outperformed our expectations, and I suspect it outperformed the expectations of many of you.

What I would like to do, however, is avoid expressing delight or excitement about that number, and on this call, perhaps see if I can direct our attention elsewhere. Everyone on this call knows how quarterly results in this industry can be affected by a lot of factors, one-time charges or one-time benefits, lumpiness in specific assignments, timing of certain expenditures.

Last quarter, I’m sure you’ll recall, we were negatively affected by some of those factors. This quarter, our results were positively affected by some one-time benefits and a slower ramp than we anticipated in investment spending. Which doesn’t mean we’re not going to do the investment spending, it’s a timing issue. It just means that the investment is going to be back loaded.

So the $0.57 is a good number, but I think it’s not a number to get excited about. It overstates the underlying core strength of the business, just like last quarter’s number understated it. So I don’t think the $0.57 a share, by itself, is a basis for excitement.

To me, embedded in this quarter is news and activity that has, both me and the professionals in our business, excited. We have teams that are doing a huge amount in every segment, and I believe those efforts are changing the trajectory of our segments and of FTI. Now, that’s a more qualitative statement, and I think all of us on these calls like a little bit of numbers.

So let me do one statement about the numbers, and then come back to try to make the qualitative statement a little bit more vivid. So in terms of numbers, though I don’t get excited about the quarterly earnings because of the reasons I said, I do want to underscore there is certainly nothing in this quarter that makes me less confident about the annual guidance we have given you of earnings between $1.95 and $2.20.

And as David will talk about, we reaffirm that guidance for this year. And, probably most important, nothing in this quarter makes me less confident of the aspiration that we have been talking about of $2.50 plus a share in 2016 and in turning FTI into a sustainable growth business. Any given quarter can be off one way or the other.

But to me, if we are setting the foundation, if we do the efforts in the businesses to give the underlying businesses a sustainable growth trajectory, then we are setting the foundation for the future. And I believe within this quarter are signs that we are making that progress.

Most visibly, this quarter, you can see that in the numbers in Corporate Finance and Strategic Communications. So let me focus my remarks particularly there. But then I want to come back to some of the other segments, because even though some of the efforts that teams are making there are less visible in the numbers, I think they are important and they’re meaningful.

In Corp Finance, as you know, we’ve talked a lot in the past about our non-distressed services. We are growing a substantial non-distressed business, and that is one of the thrusts we have, and I want to come back to that. This quarter showed progress not only there, but also in our distressed businesses. We showed a one-third sequential increase in our distressed revenues.

Some of that was due to market forces. As we all know, this market is very depressed, and it still is depressed. But in the first quarter, it did bounce a little bit from the lowest levels that, I think many of us have seen in many years. So some of our progress is a reflection of the market.

On the other hand, some of the progress in this quarter, I believe, is a reflection of the powerful set of initiatives that our professionals have taken to change the trajectory of the business. We have not stood still in our businesses, not on the non-distressed but nor on the distressed.

For example, as some of you know, we’ve invested heavily in retail. Bob Duffy, our Segment Leader, is also a very strong guy in retail. And we have a team of people with Bob who are very powerful professionals in this business. We decided, even in the face of a weak market, to reinvest behind that strength — behind that area where we have a right to win, and because we (technical difficulty) attract terrific talent because of our current position and we added that talent in our retail business.

And I think it’s not coincidental that in that business we’ve been winning a higher share of the retail opportunities than I believe we have ever won in the past. Assignments like RadioShack, but a whole lot of other ones that we’ve talked about. And the sum of those activities was material during this quarter.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Similarly, in a face of a very slow period, we made sure we supported a core traditional distressed business, a great business we have called Creditor Rights, where we have a terrific competitive position. We knew we have a right to win there and we continue to invest and support that team. And even in the slow market, there is some business, and that strength of our position in that has allowed us to win what I believe are the two largest creditor rights jobs awarded in recent while, Caesars Entertainment and Energy Future.

The investments in Europe we’re making continue on pace, and we’re continuing to make progress there. The financials in this quarter reflect the fact that those are on track, that we still anticipate them being further ahead a year from now than they are now, but versus where they were a year ago, we’re making major progress, and that shows up in the numbers.

So the net of all of that in Corp Fin was that the adjusted EBITDA margin in this quarter went from a truly tough margin a year ago of under 12% to a 21% adjusted EBITDA margin in this quarter. Now, some of you know we’ve had higher margins than that at other points in this past, and we certainly have aspirations for that. We have even — now we have many opportunities, both in North America to grow strong business, but also to address positions of weaknesses, which we’ve talked about, like Australia.

But this is the first quarter where we’ve reported adjusted EBITDA over 21% for something like a couple of years, I believe. And, I think this is a sign that we are making real progress in that business. The other point I want to underscore is that the team did this without cannibalizing our non-distressed businesses. We are not in the non-distressed businesses just as a marker, waiting for the distress to come back.

We have found places in non-distressed where we have a right to win, where want to grow those businesses, both when distressed business are good and distressed businesses are not good. And we are committed to that. We will flex some resources back and forth, because that is doable across this business. It enriches the experience for our professionals. But, we are not going to cannibalize our non-distressed businesses in order to support the distressed businesses, and we didn’t do that this quarter.

So even while responding to some of the urgent demands of our distressed services businesses, we were able to grow the non-distressed services by double-digit year over year. So I think, we are making real progress in Corporate Finance. We are not declaring victory. We have so many opportunities ahead. We have some areas we have to fix. But we are making real progress.

And I hope you take away from this quarter, the sign that our professionals are engaged not just in talk, the sort of talk we shared at Investor Day, but they are engaged in real actions, actions not all of which will work, but cumulatively are making a real difference. Strategic Communications is another business where we talked a lot about at Investor Day, and it’s another business where the team is making real progress. Again, we are far from declaring victory, but there was an impressive set of delivery on a number of initiatives over this last 12 months and in this quarter.

Over the past year, our senior professionals in that business sat down, looked at what they had and said, I know some parts of the world don’t believe in us as much as we believe in ourselves, but we have real opportunities in different places here, and we need to figure out how to demonstrate that to the world. And they did a lot of work. They saw places where our brand was underleveraged, but where we have terrific people.

We have places where we had terrific people we were not supporting adequately, and they committed to hiring behind those people. And they looked at places where we had excess costs and said, we need to figure out ways to fund the journey here and take cost out both in the segment and also pushing corporate, where corporate costs were too high. And on all these fronts, the team has made progress.

This morning we reported adjusted EBITDA of 13.7% in that segment. 13.7% is not an extraordinarily good number. It’s not where we hope to have this business long term, but it is 700 basis points higher than a year ago. That’s the definition of what we’re trying to do.

We’re not trying to get instantaneously to perfect. What we’re trying to do is to have our businesses look at where we’re strong and reinvest behind those positions, look at where we’re weak and figure out what to do with that, and thereby, make fundamental improvement in our business. And I think the Strat Comm business deserves a lot of credit for having done that over the last year.

I’ve highlighted those two segments because this is where the progress is most visible in the external numbers. David will give you a little more detail on those segments and others. But let me also state that, even though the progress is most visible externally in those two segments, I believe our teams are engaged in similar levels of activity across the board.

In FLC, you won’t see a huge delta in the numbers versus last year. If you recall, in the first quarter, we had said some extra extraordinarily large assignments last year. We were basically sold out.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Since then, FLC has invested heavily, committed to reinvestment behind strong positions, committed to hiring, building up some other practices, with a view that as the big jobs of the first half of 2014 runoff, we’re going to create other engines to drive growth. The view we have, here, is that we will probably not get a lot of growth out of FLC this year, but if we do the right things, we will be setting that business up for another contribution of growth going forward. And the teams there, the work underway just creates confidence in that position.

Similarly, embedded in the FLC results is a subset of FLC, which is our health solutions business, which had a troubled 2014. Because of the strength of some of the underlying professionals, we looked at that business, and we said, we shouldn’t be cutting here, we should be continuing to support that business, and instead commit to major business development activity. And, have confidence in the team that if we invest behind them, it will create the next generation of growth.

Those activities in 2014 have been rewarded by a rebound in the business in 2015. In Econ and Technology, it’s a little harder to see the results of the investment in this quarter’s results. Econ clearly has had a slow start for the year and a slow fourth quarter, but we also have great positions there. And so we are focused on building those positions.

We are making good investments in terms of attracting the right people and reinvesting behind positions of strength. We obviously, need to turn that into share gains. But I have confidence that John Klick and the team over the next quarters will do that. In Technology, it’s a complicated story. In some ways this is our hardest business.

As many of you know, it’s an incredibly lumpy business, and we, in particular, because have high concentration ratios, because we are not involved in the general commodity side of the business, but some of the most fundamental pieces of work, the stuff you read about on the front page of The Wall Street Journal. That means, we sometimes have to put scores, and at times, hundreds of people to work, in a very short period of time, to help law firms and corporate clients deal with major investigations or crisis. And that means when the work is finished, we have to readjust.

Typically, we have found the next wave of work relatively quickly, but it can be months in between. This team, if you look at the business, I’ve been surprised to find, this team, in the face of those forces, has done a remarkable job of having stability of earnings. But at some point you’re not going to have that, and that is clearly a risk for us over the next couple of quarters for this business.

What is going on here is obviously not just an FTI story. You can obviously see major impacts for other competitors in the industry. What I want to underscore here, is that I have confidence both in this business in the long term and in the team here. Data volumes are not shrinking. The complexity of the world is not getting less. The globalization and security requirements are not going away. Those are the areas in which we are advantaged.

The biggest, most complicated global jobs is a good long-term place to be, and we are committed to that position and to this business. And I want to underscore that I believe we have the best management team in the business, and we will continue, even if we have a couple of slow quarters, to make bold bets behind them.

In this introductory remarks, what I’ve tried to do is take your attention away from the $0.57 a share, which I think is a good number, but overstates the underlying business. And I’m trying to encourage you not to take any number in any quarter and multiply it by four. But I do want to underscore that we think this is a good number for a different reason, because it reflects solid change initiatives that our professionals are driving.

We know that not every initiative will work, and not everyone will be on schedule, but to the extent that our professionals drive these change efforts and actually have success on a great number of them, it creates the foundation. Not only for the confidence we have in this year’s numbers, but the confidence we have in the 2016 aspirations, and the confidence that we have in turning this Company into a sustainable growth engine. So with that, let me turn this over to David to take you through the quarter in more detail.

David Johnson - FTI Consulting - CFO

Thanks, Steve. Turning to slide 4 in the deck that accompanies the call, revenues for Q1 were $432.3 million, up 1.6% from the prior year quarter, and that 1.6% increase is net of the negative impact of foreign exchange translation on revenues, which cut 2.6% from revenue growth. That is, we would have been up 4.2% year over year otherwise.

Revenues were up sequentially from Q4 2014 by almost the same amount. They were up 1.7%, and that’s net of a 1.6% negative drag from FX translation in that three-month period. Fully diluted GAAP EPS were $0.57, compared to $0.45 in the prior-year quarter, and $0.02 in Q4. In this quarter, first quarter, 2015, there’s no difference between fully diluted GAAP EPS and adjusted EPS, which is also $0.57, and on an adjusted basis $0.57 compared to $0.41 a year ago and $0.04 in Q4.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Just as Steve did, I want to caution you that $0.57 is not our new quarterly run rate for EPS. In particular, I’d like to highlight several items. First, we spent very little on corporate investments in the first quarter. We have no precise quarterly budget for investments, but arguably this lack of spending benefited our first-quarter results by at least $0.10.

We hope and expect to spend that $0.10, plus additional dimes, in later quarters, so that $0.10 is not upside for the year or an indication that we are now at a higher earnings run rate. It’s just timing. In addition to investment timing, we also benefited from lumpy items in the first-quarter compensation and benefits, and that’s not unusual in our business. Those benefits aggregated to about $0.11 in the first quarter.

To give you a sense of the things that helped us, first, we saw improvement in healthcare costs for our US employees versus our expectations. That’s continuing a trend we saw last year. Accordingly, we adjusted our estimated liability for medical claims in the quarter. We also made some adjustments to the structure of some of our bonus plans that unexpectedly benefited earnings, and we saw a slight net benefit from the reconciliation of year-end accruals to actual awards and payments made.

To give you a specific example, we have a bonus plan that requires certain individuals to take part of their annual bonus in restricted stock. However, if you’re retirement-eligible at the time of that award, the stock vests immediately as opposed to over the three-year restricted period.

Because of that, GAAP requires us to immediately expense 100% of the stock cost for retirement-eligible employees, rather than spread that cost over three years. And that 100% charge for folks who are retirement-eligible has always been in our first-quarter results in past years and in our budgets. This year, in order to reduce our use of stock for compensation, we offered a deferred cash alternative to people receiving restricted stock as part of their annual bonus.

However, for technical reasons the cash deferral option couldn’t have a retirement feature. So, if you took the new deferred cash option this year, you couldn’t accelerate by retiring, and under GAAP, we spread the cost over the three-year deferral period as opposed to taking it all upfront in the first quarter. We didn’t make this change in the program to benefit earnings, but it did have that effect.

As I said, all of these comp and benefit items aggregated to about $0.11. The benefit is spread across all our segments, mostly in the direct cost line. We did not anticipate these benefits when we articulated our EBITDA margin guidance by segment for the first quarter, and the benefits we saw in the first quarter shouldn’t benefit segment EBITDA margins in the remaining three quarters. So that’s why we look at this as lumpy and not reflecting a change in the quarterly run rate, just a one-time benefit for the first quarter.

So again, in rough summary, $0.20-plus should be adjusted. Half is in investments we hope to make in the remainder of the year. That’s no upside versus expectations, just timing. The other half that’s associated with comp and benefits is upside versus our expectations, but it’s not recurring and doesn’t reflect an increase in our quarterly run rate of profit.

So in summary, with those adjustments, this was a $0.35 to $0.40 quarter, not a $0.55 to $0.60 quarter. Our guidance for the year is unchanged at $1.95 to $2.20, and we’ll continue to need to deliver some operational improvement in the latter part of the year to meet that guidance. No change versus what we told you in February.

Nonetheless, this is not the worst place for us to be after four months. Finishing the slide, adjusted EBITDA for the quarter was $58.7 million, or 13.6% of revenues, compared to adjusted EBITDA of $51.2 million, or 12% of revenues in first quarter 2014. And, adjusted EBITDA sequentially was $36 million, or 8.5% of revenues in Q4 2014, so good comparison there also.

Turning to our segments on slide 5, as Steve said, in Corp Finance/Restructuring, we had a good performance, with revenues increasing 13% year over year to $106.2 million, compared to $94 million last year. Revenues were also up sequentially 14.1% from Q4, with, as Steve said, higher demand for our distressed services in North America.

We are delighted to have achieved this level of revenues in Corporate Finance/Restructuring so early in the year. To provide our outlook, we hope to maintain quarterly revenues in CF at roughly this level in the second quarter and through the balance of the year.

Adjusted segment EBITDA for the quarter was $22.5 million. That’s a margin of 21.2% of revenues, compared to $11 million, or 11.7% of revenues in the prior-year quarter, and $9.9 million, or 10.6% of revenues in Q4. To refresh our outlook, this may be our high watermark for EBITDA margins for Corp Fin this year.

Nonetheless, we currently see reaching high-teens EBITDA margins in Q2 and also for the balance of the year. This is driven by higher utilization that we expect in both North America and Europe, Middle-East, Africa. We currently see no barrier to a strong year in this segment.

In February, we told you that Corporate Finance/Restructuring was off to a solid start, driven by North America. And to elaborate on the drivers that Steve told you about, we saw a substantial increase in distressed activity in first quarter versus fourth quarter, and our results saw a significant lift from several very large distressed engagements, including RadioShack and Caesars Entertainment, also interim management assignments, and a good share of the available activity in significant disrupted industries, as Steve said, such as energy and retail.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

A lot of things went right for us in Q1, and this quarter’s results may have been a short-term peak. Our challenge this year will be to maintain this pace, particularly in North America, over the balance of 2015. One source of support for that should be continued momentum for our investments in European tax and transaction advisory businesses, which we are counting on to support the bottom line in the second half of the year in this segment.

Transaction advisory for private equity and corporate is on track, and it’s maintaining the pace we hoped for coming out of 2014. European Tax Advisory is probably a quarter behind our expectations for growth, but we continue to invest. We expect our hiring and investment there will bear fruit over the balance of the year.

This positive momentum in Corp Fin in the first quarter was partially offset by continued softness in Australia. We do not expect the Australian business to turn around in the near term, and we have lowered our expectations and reduced Australia’s expected contribution to the earnings guidance I have provided, versus what we thought would be the case three months ago. We remain committed to all of our Australian businesses, but our Corporate Finance business has particular challenges to work through.

Turning to Forensic and Litigation Consulting, or FLC, we again reported record revenues of [$123.3 million] this quarter, that’s 1.5% compared to $121.4 million in the prior-year quarter, and up 1.8% sequentially from $121 million in Q4. To refresh our outlook, we hope to see slow and steady sequential revenue growth, comparable to the growth we saw in the first quarter, in the second and third quarters of 2015 in FLC.

FLC’s adjusted segment EBITDA was $22.1 million, producing a margin of 17.9% of segment revenues. That’s compared to 26.5% (sic - see press release “$26.5 million”) or 21.8% in the prior-year quarter. On a sequential basis, the quarter’s $22.1 million adjusted EBITDA was up $2.1 million from Q4, and our 17.9% EBITDA margin was a small improvement over the 16% margin we recorded in Q4.

Despite the slow start that we had in FLC in January, the business was able to rally in this quarter and deliver a sequential increase in EBITDA and in margins, due to growth in our construction solutions, global risks and investigations and in our disputes practices. To refresh our outlook, we hope to maintain EBITDA margins in FLC at the same high-teens level in the second quarter, and through the balance of the year.

Compared to Q4, we ended Q1 roughly about where we expected to be. Both this quarter’s results and our plans for 2015 reflect steady progress in replacing past revenues, both from mortgage-backed disputes that have been a strong contributor to results for several years in this segment, and in the scheduled roll-off of the newer, large global investigations that supported 2014’s record growth.

As we told you in February, FLC is running hard this year to stay ahead of tough comparisons, but so far, so good. And as Steve mentioned, an emerging recovery in health solutions work should help support our outlook in this segment for the balance of the year.

Unlike FLC, Economic Consulting did not recover from its slow start in the first quarter. First-quarter revenues decreased 0.7% to $106 million, compared to $106.9 million in the prior-year quarter. Revenues were boosted year over year by $2 million from the acquisition of Platt Sparks, the group of Houston-based petroleum and engineers with valuation expertise who joined us last November. Without that, organic revenues were roughly flat, if you exclude the negative impact of 2.5% from FX translation. Similarly, if you look at it sequentially, first-quarter revenues were also mostly flat versus fourth quarter 2014.

Adjusted segment EBITDA was $11.6 million, or 10.9% of revenues, that compares to $13 million, or 12.2% of revenues in the prior-year quarter, and was up from $9.8 million, or 9.2% margin in Q4. The weakness was caused by lower demand for non-M&A anti-trust and finance litigation. That weakness was partially offset by a substantial increase in M&A-related services during the quarter, and more than 30% increase in international arbitration revenues versus prior year, driven by our substantial investments in that area. But the M&A and international arbitration positives were not enough to produce net growth.

Looking ahead to our refreshed second-quarter outlook, the slow pace in North American non-M&A litigation will likely continue into Q2. As a result, we will consider ourselves fortunate if we can deliver Q2 revenue in Econ that’s flat with the second-quarter revenue of last year. We hope to see a slow recovery in margins.

We’re targeting low-teens margins in Q2, and hopefully we’ll reach mid-teens EBITDA margins by the third quarter. Of course, we can always be surprised to the upside in the segment. Our market position remains excellent, particularly in anti-trust, and we believe we should benefit from increased activity in any of our core markets in this segment.

In the first quarter, Technology revenues decreased 9% to $54.7 million, compared to $60 million in the prior-year quarter, and sequentially it fell 6% from $58.2 million in Q4 2014. The decrease in revenues was primarily due to a slowdown in some large complex passport global investigations work and lower consulting revenues.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Adjusted segment EBITDA for the quarter was $10 million, or 18.3% of segment revenues, compared to $17.3 million, or 29% of segment revenues in the prior-year quarter, and $13.3 million in Q4, that was almost a 23% margin. The decrease in adjusted segment EBITDA margin was due to lower average price realization on consulting and services, given our mix of engagements, as well as increased investment in software R&D, global services delivery, marketing, and business development.

As discussed on our last two quarterly calls, we expected pressure on revenues in Technology in 2015, and we noted our slow start in the first quarter. The roll-off of large matters in this quarter was partially offset by an up-tick in second-request activity during the quarter. Our second-request activity increased almost 10% compared to prior-year period and more than doubled sequentially, which aligns with the increase we saw in M&A-related services in our Economic segment.

Our expectations for 2015 continue to reflect significant investment, which we believe is essential to continue to advance our strategic position in this business. So looking forward, we acknowledge that Technology can and will produce volatile results. In our updated outlook, we now expect full-year segment EBITDA in Technology to be down versus 2014.

Based on our current pipeline, we expect second-quarter revenues to return to the dollar levels we achieved in the first three quarters of 2014. We are looking for small positive year-over-year revenue comparisons, and we also expect margins to return to the low- to mid-20%s in the second and third quarters of 2015.

In Strategic Communications, revenues decreased 2.5% to $42.1 million in the quarter, compared to $43.2 million in the prior-year quarter. Now, that included a 7% unfavorable impact from FX. This is our segment that probably has the biggest FX impact.

Excluding FX, revenues versus prior year were up 4.4%, due to growth in project-based revenues in Europe and the Asia-Pacific region. On a sequential basis, revenues were 9% lower, compared to $46.3 million in Q4, and that again included a 3.8% unfavorable impact from FX.

Adjusted segment EBITDA was $5.5 million, or 13.7% of revenues, compared to $2.7 million, or 6.3% last year, and $7.4 million, or 16% margin in Q4. Adjusted EBITDA benefited from all the things that Steve spoke about: improved mix of higher-margin engagements, reduced headcount-related costs, all resulting from cost-saving activities and other initiatives that began in 2014.

Strategic Communications is off to a good start this year. The segment is executing well on their plan of focusing on profitable revenue, improved leverage and controlling costs. Accordingly, and as expected, we reported low single-digit year-over-year revenue increase, excluding the impact of FX, and improved profitability.

In fact, Strategic Communications reported stronger-than-expected revenues in the first quarter, at least our expectations. Historically, Strat Comm’s first-quarter contribution to its total-year results has always been smaller due to the impact of clients’ budgeting cycles on the fees they earn from discretionary services.

First-quarter adjusted segment EBITDA margin of 13.7% also outperformed our normal expectation for high single-digit adjusted EBITDA margin this quarter. To refresh our outlook, we expect EBITDA margins to be in the mid-teens and revenue comparisons to be down year over year in the second quarter, and then have flat comparisons in the last half of 2015.

I won’t spend a lot of time on the geographic breakdowns on slide 6. Suffice it to say, North America remains our primary engine, with Corporate Finance driving results in this quarter. Our investments in Europe continued to come online in Q1, with positive contributions for Corp Fin, Strategic Communications and Economics. Asia remains weak, driven largely by Australia, and Latin America had mixed results, with strength in FLC revenues offset by weakness elsewhere.

Turning to slide 7, our cash and cash equivalents were $225 million at quarter end, compared to $77 million, with $20 million of short-term borrowings a year ago in March. Net cash used by operating activities this quarter was $51 million, compared to net cash used by operating activities of $111 million in the prior year.

During the quarter, we did not make any acquisition-related payments. We will be discussing capital management strategies with our Board in June, but we continue to look at opportunities to reduce debt. DSOs were 101 at the end of March, compared to 106 prior-year quarter, and up 4 days from the end of the year.

In summary, we are very pleased with the first quarter, and our results are consistent with the risks and opportunities we identified at the beginning of the year. The risks, particularly in our Economic and Technology segments remain the same as we proceed through the second quarter.

Operating performance overall was good, but not a blowout. And the $0.57 headline number reflects lifts from timing and non-recurring benefits. We still have work to do to produce earnings in our guidance range, but this is a good start.

With that, I’ll turn the call back to Steve for some closing remarks before we open up the call for questions.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting - President & CEO

Great. Thanks, David. David, I think we had enough introductory remarks. I think why don’t we go ahead and open the floor for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Paul Ginocchio from Deutsche Bank.

Paul Ginocchio - Deutsche Bank - Analyst

Thanks. David or Steve, I guess the question is, about $0.10 or $0.11 you got in the first quarter from benefits. Does that basically offset any incremental FX and that’s why the guidance is unchanged?

Steve Gunby - FTI Consulting - President & CEO

No, FX didn’t really cost us very much. It was about - well, it had bigger revenue impact where we’re pretty much naturally hedged. So FX only probably cost us about a penny in the first quarter. No, I think the benefits is - that’s just - the point is, that wasn’t expected, it wasn’t in our guidance nor will it be recurring in the second quarter, third quarter and fourth quarter.

Paul Ginocchio - Deutsche Bank - Analyst

So if you got $0.10 from the benefits that you didn’t expect, what’s going to cost you an extra $0.10 that you didn’t change your guidance, or is that just too precise to think about?

Steve Gunby - FTI Consulting - President & CEO

I think that’s too precise to think about. It’s definitely a positive. It makes us more comfortable that we will be able to deliver within the guidance range, but we could easily see drags in that size, unexpected in our operations over the balance of the year. So yes, the $0.10 from benefits is a positive, it’s not timing, but it’s now recurring.

Paul Ginocchio - Deutsche Bank - Analyst

Great. And Steve, the delayed investment, are you having any trouble hiring people? The labor market is pretty tight particularly for skilled people. Is that an issue or no?

Steve Gunby - FTI Consulting - President & CEO

It was an issue last year, particularly because we weren’t geared up to focus on it. During the course of last year, we have geared up a lot of activity. I would say, particularly in our Corp Fin business we hadn’t been hiring for a long time, and we started to go after it, and low and behold, found to get the right people, the people who can actually be accretive to our business, doesn’t just fall off trees, you actually have to work.

And we hadn’t done that sort of work for a while. And I think that to some extent we have that across our segments. It hasn’t been a focus for the last few years.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

I think we have made a lot of progress in that in the second half of the year, Holly working with each of the segment adds. And I won’t say it’s not an issue, but we have made material progress in attracting people over the last few months. So I think we’re making good progress there.

Paul Ginocchio - Deutsche Bank - Analyst

Steve, my understanding is that, this is the investment year and the payoff is in 2016. The fact that we’re maybe a little bit - at least a quarter behind on the investment, that doesn’t change any plans for 2016, or how should we think about that?

Steve Gunby - FTI Consulting - President & CEO

It doesn’t. Look, I think, to some extent, we could have probably done even a better job of budgeting. The way the investments flow in this company, it’s large - always be back-loaded, partially because we don’t have a great process to launch the investments that we want to spend by January 1 of the year.

And then some of the things that we’ve done in the past are inherently fourth quarter activities. Like, last year, we had an all SMB meeting, which was well done towards the end of the year.

And so I think there is a couple of things in there that I wish we had gotten launched earlier. But I would also say, none of us were born yesterday. There are going to be slippages in some of these things, and you build that into your forecast for where you think you’re going to take the business.

So a long way of saying, yes, we’re going to move on that stuff. We’re going to invest the money. But no, I’m not worried that the delays are going to compromise our aspirations for 2016 and beyond, if I got your question right, Paul.

Paul Ginocchio - Deutsche Bank - Analyst

That’s it. Thank you.

Steve Gunby - FTI Consulting - President & CEO

Yes.

Operator

We’ll go next to Tobey Sommer of SunTrust.

Steve Gunby - FTI Consulting - President & CEO

Good morning, Tobey.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Good morning. I wanted to ask a question about the change in stock for cash that you outlined in detail. Is that a material change to the compensation from the revenue-generating consultant standpoint? Is that material, or was that a technical issue, which you wanted to explain for EPS purposes but not all that impactful from their vantage point? Thanks.

Steve Gunby - FTI Consulting - President & CEO

Yes. You’re absolutely right. It’s the latter.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

Yes. I only highlighted it because it’s an example of how technical the things that benefited the $0.11 are. And how you shouldn’t look at those as reflecting a fundamental improvement in our run rate.

It gets no change in the economics delivered to the practitioners at all. It’s just a change in form and which was positively received. It was a voluntary opportunity to do cash versus stock. But you have to wait around for the cash, just like you have to wait around for the stock.

We did it as part of our larger program to make more efficient use of shares for employee benefits programs in compensation which is part of our overall governance improvement program. And so it was only material to explaining the $0.11, no impact on the economics delivered to out practitioners.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. Are there any other changes to the compensation program for practitioners that has already been unveiled internally that you could discuss?

Steve Gunby - FTI Consulting - President & CEO

No.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay.

Steve Gunby - FTI Consulting - President & CEO

Yes.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

I’m sorry. Was that a yes or a no?

Steve Gunby - FTI Consulting - President & CEO

We’re always continually tinkering. But no, this was a limited number of people had this stock feature.

We offered the option in the quarter, but it had a several cents benefit unexpected for technical reasons. But it’s not material in any way to the economics people are getting.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. And then, I had a question for you about M&A and second request. The couple of high-profile deals have recently been presented some obstacles by regulators.

And I’m wondering if a more, stringent interpretation of anti-trust and a little more forceful regulator, what that might do for the parts of your business that it touches? Thanks.

Steve Gunby - FTI Consulting - President & CEO

Well, we obviously can never comment on particular matters. But I would say, that antitrust engagement and by parties on either side, more discussion of antitrust and more interest in sharpening pencils and increasing the rigor of analysis can only be good for us. That’s where we are excellent.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

So — and then we work — we don’t just work for companies, we work for regulators sometimes, too. So we don’t see any hindrance to our practices from increased focus on anti-trust, in fact, probably, it should be a positive.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

My last question has to do with the global reach and positioning of your business in that regard. Are you as strong in the European market to help with issues in Brussels and in other international geographies as you would like?

Steve Gunby - FTI Consulting - President & CEO

I think that may come as a surprise, but we are actually stronger than people realize in that. A few years ago, we did a very good acquisition of a company called LECG in Europe.

There was a team of people there that we had seen as very comparable in quality to us, we had courted for years, and were not able to get them to go over. They were very loyal. And then when LECG got into trouble, they came over, and that has bolstered our practice in ECon in Europe considerably.

We have a terrific group led by somebody who is on the Compass Lexecon side by somebody who I think one of the leading economists in Europe went by the name of. But he has a terrific team there and also group of international arbitration people, some of whom are under our Compass Lexecon brand and some of us under FTI.

So we have a terrific position in Europe. We are I believe the leaders in Europe, in competition space, and in most places in Europe, and not just on in the UK but on the continent.

We also just, for your information, have made major investments behind a very good business we have in public affairs in Brussels. And I think we have the leading or certainly a leading public affairs business in Brussels at this point.

That’s one of the areas in our Strat Comm business that we’ve invested behind. So I think some of our businesses we are really smaller than I would like by a long shot on the continent. These I’d like to grow, but we are very strong in those businesses, and we look for - and they are actually growing. Does that answer your question?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

It does. Thank you.

Steve Gunby - FTI Consulting - President & CEO

Yes.

Operator

We’ll go next to Tim McHugh from William Blair & Company.

Steve Gunby - FTI Consulting - President & CEO

Steven Henry Gunby - President, Chief Executive Officer & Director Good morning, Tim.

Tim McHugh - William Blair & Company - Analyst

Yes, thank you. Hey, good morning, guys. First on the Economics; I guess, it’s been a couple of quarters now. So what do you point — do you still point to just, I guess, normal volatility in engagements as we talk about the economic business and I guess specifically, obviously, the non-M&A antitrust?

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

I guess, how do you reconcile to the disconnect between the M&A part being strong, and then I guess the non-M&A anti-trust being weak for a little while now. Is it tough times, is there something with the market that I don’t understand or with the people, I guess, what’s your view of what’s going on in there?

Steve Gunby - FTI Consulting - President & CEO

Well, I think it’s, I would say, probably the larger part is ebb and flow, and then the smaller part is short-term cyclical trends in volume. So we had a very good book of non-M&A anti-trust and finance litigation in past years. Some of those matters rolled off or decreased in volume last year, and particularly in the fourth quarter, and have not picked back up again in volumes sufficient to give us a positive comparison. It’s not because we don’t have work in those areas and we don’t have strong positions, but the particular portfolio we have is just down a bit.

Hard to speculate or to prognosticate in terms of sub markets like that i.e. finance litigation in the United States and its particular dynamic. But there probably is some weakness in volume there though again, I’m not an expert on that or have market statistics in front of me. But I think it’s just a combination of our particular book and the market they are participating in, not replacing what we had in past years, but we expect that our efforts there, plus any amount of increase in volume in the overall market will benefit us.

But that’s down sufficiently that it’s not offset by the up that we are particularly in the M&A related international arbitration. That could easily have gone to a net increase with a little bit less drag in the one and even a little bit more ups in the other. So unfortunate that they’re net down, but we’re trying to accurately provide expectations in our guidance, but we’re not in any way dismayed by our performance and our presence in that market.

Tim McHugh - William Blair & Company - Analyst

Okay. And as we think about the Forensics and Technology segments, on a sequential basis across the next few quarters, you’ve talked about some large projects rolling off in late 2014 I guess.

Is Q1 reflective of a lower level of work? In another words, do we still have risk there, or are you fighting a headwind sequentially from big projects rolling off, or did we already feel that in the segment results as we look at Q1?

Steve Gunby - FTI Consulting - President & CEO

No, we’re fighting that headwind all through 2015 on a year-over-year basis because the 2014 quarters all benefited from a couple of very large matters, that’s why second quarter and third quarter last year were so good. So year-over-year, yes, we’re fighting that headwind every quarter.

Sequentially, it’s a little bit less of what we do, much of the water has already receded, so to speak, if you look at it sequentially. So in terms of the day-to-day work that we’re doing to replace that versus the book that we had three months before, it’s still work, but it’s not like the significant comparison drag you see if you look 12 months back.

Tim McHugh - William Blair & Company - Analyst

Okay. Great. Thank you.

Steve Gunby - FTI Consulting - President & CEO

Thank you, Tim.

Operator

We’ll go next to David Gold of Sidoti.

Steve Gunby - FTI Consulting - President & CEO

Good morning, David.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

David Gold - Sidoti & Company - Analyst

Hi, good morning. So just really a quick question, and if you give a lot of detail, which I sure appreciate. Just curious Steve or David, if you could speak a little bit more on, I guess we’re the second period where the ramp-up in investments and hiring was maybe a little bit slower than we expected

And just, you could just speak towards what one can do to spur that a little bit, to push it along a little, maybe as quickly as you were initially thinking.

Steve Gunby - FTI Consulting - President & CEO

Yes. Look, I say, David, look, what we’re doing here at this company is trying to take a great company to the next generation of growth, and what we have is a great set of practitioners.

Some of the processes that we’re using though are not ones that have been employed. We have not been a company that’s been historically that focused on organic growth. We’ve not been a company that has historically been surfacing ideas to invest EBITDA, bubble them up, sort through them, and then be willing to hurt our quarterly earnings in order to invest for 2016 and 2017.

It’s not the reflex action. We have some other great strengths where we’ve historically been done a lot of acquisitions and so forth. But where we’re heading right now, some parts of where we’re heading right now is different than what the organization is used to. And so you put in place processes, and you make progress, and some places people - a year ago people looked skeptically, I said really, I can hire even though I don’t have my fourth quarter EBITDA guaranteed?

And some folks who are little slow with the management level to actually believe that that’s where we’re headed, and we’ve gotten beyond that. But then once you get beyond that, then you go into the market and you find that - if you haven’t been recruiting for a while, you’ve lost - it takes you a while to get back in that. And so we’re still working through all that.

And then even in our corporate processes, we probably could have anticipated the fact that we’re not, probably never going to have equal spend per quarter in the investment, just because of the nature of some of the investments and some of these processes. And we probably didn’t build that into our own guidance internally as well as we can.

So I think we’re learning here, David, but we’re making progress. This company - if you look at the amount of activity going on in a number of businesses and the amount of hires in the first quarter and second quarter, and then the second half of last year versus the beginning, we’re making real progress here.

And I think the gap between our aspirations and our reality is narrowing. Does that give you a sense?

David Gold - Sidoti & Company - Analyst

It does. I guess just part two though is, when we think about folks who maybe weren’t as big believers on the hiring or weren’t as excited as we tried to get them, how do we change that view? How do we get them to actually go out and do the hiring and not be as nervous about it and move along in line with your vision?

Steve Gunby - FTI Consulting - President & CEO

We made progress on it, David. I think how do you do that in any company? It’s a combination of - it’s basically changing beliefs.

First of all, discussing things to make sure you have a right vision for the company, which was a lot of what we did last year, and making sure we’re aligned, and then in the course of that, beliefs change, and people feel more comfortable moving ahead. And I think we’ve done a fair amount of that, and in some places you end up changing people. We’ve done some of that.

So I think you know the answer. I think we’re moving on all those fronts.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

And I think, look, we are in a different place today than we were — I’ve been here now 15 months or whatever. We’re in a very different place than we were 15 months, and we’re moving. Could we all have moved on some or bunch of things three months or six months earlier? Always.

But you and I both know every change effort known to man, that’s true. And what you do when you set targets for - three-year out targets for 2015 and 2016 is you anticipate that some of the things aren’t going to move as fast. If none of the things move as fast, you’re in trouble. If some of the things don’t move as fast, and you just push on them a little harder, you eventually get there, and that’s what we’ve been trying to do, David. Does that make sense?

David Gold - Sidoti & Company - Analyst

It sure does. Perfect, I appreciate it.

Operator

We’ll go next to Jerry Herman of Stifel.

Steve Gunby - FTI Consulting - President & CEO

Good morning, Jerry.

Jerry Herman - Stifel Nicolaus - Analyst

Thanks. Good morning, everybody. Howdy.

Let me start, if I can, with a high level elementary question, because I really appreciate your commentary about the quarter and the influences on the quarter, and the $0.57, and the notion that it’s more like $0.35 to $0.40. I just want to ensure that if that’s true then that actually puts you operationally below the level of a year ago. And I just want to make sure that I’m not getting the wrong message there with regard to the underlying core business.

Steve Gunby - FTI Consulting - President & CEO

No, I think, we - yes, if you have — you do some crude math, if you said it’s a $0.40 quarter, and you multiply that by four, you get to $1.60, and you look at the $0.10 of comp and benefits as permanent, that gets you to $1.70. So you would say, okay, that’s not bad, but it’s a little running in place versus last year.

So they clearly need to continue the program of operational improvement that they espoused when they gave their guidance in February in order to get to their $1.95 to $2.20 and a little bit of it remains back loaded. So yes, you’re absolutely right.

First quarter is, we think, in a number of fundamentals, better than last year’s first quarter. But from an absolute earnings point of view, it’s a little bit better, but not wildly better in order to get to our earnings guidance we need to continue to improve through the balance of the year. I think we’re on track for that.

Jerry Herman - Stifel Nicolaus - Analyst

Okay. Great. And then, I know you guys have talked a lot about investments, and I know that you’ve been asked in the past to quantify it.

And I’ll try it again, just in terms of how you think about quantifying the incremental investment from, say, the 2013 base to when it will normalize, either in dollars or percentage or any other formulaic way to understand what you guys are trying to do with investment spend.

Steve Gunby - FTI Consulting - President & CEO

Well, versus the 2013 base, that’s - yes, we’ll have to think about that. Let me try another way to not answer you.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

So we talked about that we could have done a little bit better in budgeting in first quarter for the impact of investments. In hindsight it’s actually not surprising at all, we ended up where we are, because all of our segments are investing. They were extorted in making their 2015 budgets to invest, and frankly, the guidance we provided about their EBITDA margins throughout the year reflected a decent amount of investment.

And then we further made provision for corporate investments and for also accommodating unbudgeted and unexpected investments in our guidance. So it’s not surprising that first quarter should have less unexpected, or unanticipated, or newly thought up investments because there’s a lot of investment going on and a lot of hiring going on.

But it’s already inside the segments and it’s already inside the guidance, and it’s already inside their budgets. Then over the balance of the year, new ideas and corporate initiatives come on in spend money.

So again, that’s one of the reasons why we keep resisting quantifying it, because we’re really trying to - this is a change in mindset to businesses to say your EBITDA margin should always reflect a portion of investment,. And we want them to get away from thinking of that as something exceptional or part of a delta program versus the base. It’s just, investing for the next year’s earnings and the year after that, it’s got to just be part of job one, and it isn’t really a separate investment budget. It’s just part of their ongoing EBITDA margin.

I think we’re close to that, and going forward in 2016-2017 we’ll probably need much less corporate backstop for that. It really will all be in the segments and adjusting their margins.

Jerry Herman - Stifel Nicolaus - Analyst

And if I let me go on warrants. Go ahead.

Steve Gunby - FTI Consulting - President & CEO

No, no.

Jerry Herman - Stifel Nicolaus - Analyst

If I can sneak one more in for Steve. Now, that you’re almost halfway through the planning horizon with regard to the aspirational targets of 2016. Can you talk about the segments and how they land relative to those aspirational targets above or below, even in concept, even qualitatively?

Steve Gunby - FTI Consulting - President & CEO

Yes. So you might go back to the Investor Day. If you remember the Investor Day, essentially we had given out aspirational targets that were to every segment, not only financial targets, but activities behind those targets that we believed were real stretch targets, but achievable by every company, every business if the things broke right.

But they were also were more than twice what was necessary, or about twice what was necessary to actually hit our 2016 aspirational numbers. I guess, the most important point is, I still think we’re on track for 2016.

Now, will the mix in 2016 be different than what you would have guessed at the Investor Day? I suspect it would be. It may be less surprising to some people than others.

I think there was real skepticism by some at the Investor Day around Corp Fin and Strat Comm, and I think Strat Comm has surprised some folks. I just think we have a team there that is focused and making a difference. And I think Corp Fin has shown a bit more ability to control its own destiny than many assumed. And so I think we’re clearly on track on those.

And then ECon is if you look at the numbers right now, it’s further away from the aspirational targets you shared. But I think we are still targeting those same numbers for 2016 for all the businesses. We still have those discussions every quarter.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

I think our ECon business is terrific. It’s a matter of getting the next set of work in there, and it’s a matter of continuing to recruit the right people. So I’m not ready to handicap that and say, particular businesses won’t hit them.

We know we won’t hit them on all of them. They’re just by statistics we’re not going to hit them on all of them, nor do we need to. But as of now, we’re still having positive conversations with every business. Does that help, Jerry?

Jerry Herman - Stifel Nicolaus - Analyst

Yes, that helps. Thanks guys. I’ll turn it over.

Operator

We’ll go next to Randy Reece of Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Good morning.

Steve Gunby - FTI Consulting - President & CEO

Steven Henry Gunby - President, Chief Executive Officer & Director Good morning, Randy, how are you?

Randy Reece - Avondale Partners - Analyst

Doing all right. Not that long ago you put some formal structure around the HR function that probably hadn’t been there in the past, been a little more distributed. And I’m wondering, how much progress you have made reorganizing the recruiting process if there is any greater centralization involved? Or if you’re still thinking through what might be the optimal structure for a company like this?

Steve Gunby - FTI Consulting - President & CEO

Yes, there’s a lot of work being done, Randy, a huge amount of work, and I think we have a lot of work ahead of us. But there’s been a major set of work, upgrading of additions of talent, lots of conversations that never happened before between the center and the businesses.

It is a very different place. I would say it’s still - if Holly were here, I think she would say, it’s still very much a work in progress. But I’d say the amount of progress we have made in whatever six months since Holly has joined has been extraordinary.

So work in progress, but real progress made. Does that help?

Randy Reece - Avondale Partners - Analyst

Yes. Do you see any changes in the supply of talent or the competitiveness for talent since you’ve been in charge of FTI?

Steve Gunby - FTI Consulting - President & CEO

There may be, but to be honest, it is a rounding error in terms of the quality of our efforts. Yes, we have great people, but there are great people out in the world. We just need to have the right mechanisms to make sure we’re identifying them and getting to know them.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

When the talent out there in the world gets to know our professionals, we have a very high success rate in recruiting. But a huge amount of our recruiting historically has depended on that. Somebody worked with somebody at the SEC or at the Justice Department or worked with them on a particular matter, and they were so impressed with our people they said, geez, I didn’t know your company, what do you guys do?

We recruit people. We can do better than that.

So I’m not too worried about whether the markets’ tightened out there. What we need to do is upgrade our processes faster than the markets are tightening, if they are, and I think we can do that. Does that help?

Randy Reece - Avondale Partners - Analyst

Yes. And there is increasing discussion from management over time compared with the past, about your focus on revenue continuity and the handoff from project-to-project. And has there been any real change or accomplishment yet in how you manage that process?

Steve Gunby - FTI Consulting - President & CEO

Well, we have a number of initiatives underway, which I’m not willing to go into all of them in any detail, but a number of initiatives underway both within segments and cross segments on that. One of the things we’ve never had as a company is a key account management program.

So we have no systematic process not only to ensure continuity and follow-up, but also to make sure that if we’re incredibly well regarded in one geography there’s a systematic process to introduce ourselves to another geography or another segment. And we are not surprisingly experimenting with pilots to change that. So there’s a lot of work underway on that, Randy.

And the thing I would say about that is those are fundamental changes that I think are critical, and I talked a little bit about those in the Investor Day. But I think those take a while to really translate into material profit dollars.

So I see those as major contributors to where we take the business between 2016 and 2021. And we’re not counting on huge tangible dollars from them, from now to 2016, we’re trying to learn how to do that effectively and show results so we can scale over time. Does that help?

Randy Reece - Avondale Partners - Analyst

That is what I expected. Thank you very much.

Steve Gunby - FTI Consulting - President & CEO

Thank you. Are we done, Mollie?

Mollie Hawkes - FTI Consulting - Head of IR

Yes.

Steve Gunby - FTI Consulting - President & CEO

Thank you all for your attention and your support and your good questions. And I hope you found this conversation useful, and we look forward to staying in touch. Thanks.

Operator

So that concludes today’s conference. We thank you for your participation.

APRIL 30, 2015 / 01:00PM GMT, FCN - Q1 2015 FTI Consulting Inc Earnings Call

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